Exhibit 10.25

SLM Corporation Incentive Plan
Performance Stock Term Sheet
“Core” Net Income Target

Pursuant to the terms and conditions of the SLM Corporation Incentive Plan (“IP”), the Compensation and Personnel Committee (the “Committee”) hereby grants to            (the “Recipient”)                shares of common stock of SLM Corporation (“Performance Stock”) on January 26, 2006 (“Grant Date”) subject to the following terms and conditions:

•                  The Performance Stock shall vest upon the attainment of “core” net income targets as set forth in each of the Corporation’s annual business plans for 2006, 2007 and 2008.  A target amount of 25 percent of the Performance Stock shall vest upon the achievement of the 2006 “core” net income target; a target amount of 25 percent of the Performance Stock shall vest upon the achievement of the 2007 “core” net income target and a target amount of 50 percent of the Performance Stock shall vest upon achievement of the 2008 “core” net income target.  To the extent the “core” net income target is under- or over-achieved in any year, the target number of shares of Performance Stock that may vest in that year shall be interpolated on a straight-line basis.  For example, if 90 percent of the 2006 “core” net income target is achieved, 90 percent of 25 percent of the Performance Stock shall vest.  Examples of various vesting scenarios are attached for illustration purposes.

•                  Any shares of Performance Stock that remain unvested upon the Scheduled Vesting Date for the 2008 “core” net income target, as defined below, shall be forfeited.

•                  The Scheduled Vesting Date for the Performance Stock tied to the achievement of the 2006 “core” net income target shall be the later of the first anniversary of the Grant Date and the date the Compensation and Personnel Committee certifies to the achievement of this target; the Scheduled Vesting Date for the Performance Stock tied to achievement of the 2007 “core” net income target shall be the later of the second anniversary of the Grant Date and the date the Compensation and Personnel Committee certifies to the achievement of this target; and the Scheduled Vesting Date for the Performance Stock tied to the achievement of the 2008 “core” net income target shall be the later of the third anniversary of the Grant Date and the date the Compensation and Personnel Committee certifies to the achievement of this target.

•                  Except as provided below, if the Recipient ceases to be an employee of the Corporation (or one of its subsidiaries) for any reason, he/she shall forfeit any shares of Performance Stock that have not vested as of the date of such termination of employment.

•                  Unless previously vested pursuant to the foregoing provisions, the Performance Stock will vest upon Involuntary Termination due to Job Abolishment/Layoff, Death, Disability or Change in Control, all as those terms are defined in the IP and subject to the provisions of the IP.  All shares of Performance Stock, whether vested or unvested, shall be forfeited upon termination of employment due to Misconduct, as defined in the IP.

•                  The Recipient of the Performance Stock shall transfer a sufficient number of shares of the Corporation’s stock to satisfy the income and employment tax withholding requirements that accrue upon the Performance Stock becoming vested and transferable, and the Compensation and Personnel Committee hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3.

•                  Dividends declared on unvested shares of Performance Stock will be paid to the Recipient as additional compensation and are taxed as ordinary income.  Dividends declared on vested shares of Performance Stock will be paid to the holder and taxed as dividend income.

•                  Solely for the purpose of complying with section 162(m) of the Internal Revenue Code, the pre-established performance goals for vesting of each tranche of Performance Stock shall be the achievement of “Core” net income for 2006, 2007 and 2008, as applicable (the “162(m) performance goals”).  The Committee has discretion to reduce the number of shares of Performance Stock vesting upon the achievement of each 162(m) performance goal.